EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2006 (which expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s change, as of January 1, 2006, in its method of accounting for employee stock-based compensation), appearing in the Annual Report on Form 10-K of MetroPCS Communications, Inc. for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Dallas, Texas
April 9, 2007